Exhibit 4.6
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                             CONEXANT SYSTEMS, INC.

                          2000 NON-QUALIFIED STOCK PLAN

                            AS AMENDED JULY 20, 2000

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         Section 1: Purpose

         The purpose of this Conexant Systems, Inc. 2000 Non-Qualified Stock Plan (the "Plan") is to provide incentive compensation to employees and prospective employees, contractors and consultants of the Company and its Subsidiaries; to attract and retain individuals of outstanding ability; and to align the interests of such persons with the interests of the Company's shareowners.

         Section 2: Definitions

         The following terms, as used herein, shall have the meaning specified:

         "Award" means a Non-Qualified Stock Option or Restricted Stock granted pursuant to Section 4.

         "Award Agreement" means an agreement entered into between the Company and a Participant, or a confirming memorandum issued by the Company to a Participant, setting forth the terms and conditions applicable to an Award granted to the Participant.

         "Board of Directors" means the Board of Directors of the Company as it may be comprised from time to time.

         "Committee" means the Compensation and Management Development Committee of the Board of Directors as it may be comprised from time to time or such other Committee of the Board of Directors designated by the Board of Directors to administer the Plan.

         "Company" means Conexant Systems, Inc., a Delaware corporation, and any successor corporation.

         "Disability" means permanent and total disability within the meaning of the Company's long-term disability plan, as it may be amended from time to time, or, if there is no such plan, as determined by the Committee.

         "Employees" means persons who at the time of grant of an Award are employees of the Company or a Subsidiary, but excludes members of the Board of Directors who are not also employees of the Company or a Subsidiary. Subject to the exclusions set forth below, the terms "employee" and "employees" shall include those individuals who were hired (and advised that they were being hired) directly by the Company or a Subsidiary as regular employees and who


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perform regular employment services directly for the Company or a Subsidiary.
Exclusions: The terms "employee" or "employees" as used in the Plan shall not include any individuals who work, or who were hired to work, or who were advised that they work: (1) as independent contractors or employees of independent contractors; or (2) as temporary employees, regardless of the length of time that they work at the Company or a Subsidiary; or (3) through a temporary employment agency, job placement agency, or other third party; or (4) as part of an employee leasing arrangement between the Company or a Subsidiary and any third party. For the purposes of the Plan, the exclusions described above shall remain in effect even if the described individuals could otherwise be construed as employees under any applicable common law.

         "Exchange Act" means the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time.

         "Fair Market Value" means the closing price of the Stock as reported in the NASDAQ reporting system on the relevant date, or if no sale of the Stock is reported for such date, the next preceding day for which there is a reported sale.

         "Non-Employee" means an individual who at the time of the grant (1) has been extended an offer of employment with the Company or a Subsidiary but who has not yet accepted said offer and become an Employee, or (2) performs consulting, contracting or other services for the Company or a Subsidiary other than in a capacity as an Employee or who has been extended an offer to perform such consulting, contracting or other services for the Company or a Subsidiary.

         "Participant" means any Employee or Non-Employee who has been granted an Award pursuant to the Plan.

         "Stock" means shares of common stock of the Company, or any security of the Company issued in substitution, exchange or lieu thereof.

         "Subsidiary" means any corporation or other entity in which the Company, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity.

         Section 3: Eligibility

         Persons eligible for Awards shall consist of Employees and Non-Employees whose performance or potential contribution, in the judgment of the Committee, will benefit the future success of the Company and/or a Subsidiary.

         Section 4: Awards

         a. Non-Qualified Stock Options. The Committee may grant Awards of Non-Qualified Stock Options, as the Committee in its discretion may determine. A "Non-Qualified Stock Option" is an Award to an Employee or Non-Employee in the form of an option to purchase a specific number of shares of Stock exercisable at such time or times, and during such specified time not to exceed eight (8) years, as the Committee may determine, at a price not less than 100% of the Fair Market Value of the Stock on the date the option is granted.




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               i)    The purchase price of the Stock subject to the option may
         be paid in cash. At the discretion of the Committee, the purchase price may also be paid by the tender of Stock (the value of such Stock shall be its Fair Market Value on the date of exercise), or through a combination of Stock and cash, or through such other means as the Committee determines are consistent with the Plan's purpose and applicable law. No fractional shares of Stock will be issued or accepted.

               ii) Without limiting the foregoing, the Committee may permit Participants, either on a selective or aggregate basis, to simultaneously exercise options and sell the shares of Stock thereby acquired, pursuant to a brokerage or similar arrangement approved in advance by the Committee, and use the proceeds from such sale as payment of the purchase price of such Stock and any applicable withholding taxes.

         b. Restricted Stock. The Committee may grant Awards of Restricted Stock, as the Committee in its discretion may determine. Restricted Stock is Stock that is issued to a Participant subject to restrictions on transfer and such other restrictions on incidents of ownership as the Committee may determine. Subject to such restrictions, the Participant as owner of such shares of Restricted Stock shall have the rights of the holder thereof, except that the Committee may provide at the time of the Award that any dividends or other distributions paid on such Stock while subject to such restrictions shall be accumulated or reinvested in Stock and held subject to the same restrictions as the Restricted Stock and such other terms and conditions as the Committee shall determine. Shares of Restricted Stock shall be registered in the name of the Participant and, at the Company's sole discretion, (i) shall be held in book entry form subject to the Company's instructions until the restrictions relating thereto lapse, or (ii) shall be evidenced by a certificate, which shall bear an appropriate restrictive legend, shall be subject to appropriate stop-transfer orders and shall be held in custody by the Company until the restrictions relating thereto lapse, and the Participant shall deliver to the Company a stock power endorsed in blank relating to the Restricted Stock.

         Section 5: Shares of Stock Available Under Plan

         a. Subject to adjustment as set forth in Section 9, the maximum number of shares of Stock that may be delivered pursuant to the Plan shall be 30,000,000 (thirty million), of which not more than 3,000,000 (three million) shares shall be available for Awards of Restricted Stock. No single Participant shall receive, in any one calendar year, Awards which, over any three-year period, exceed a per-year average of (i) options with respect to 500,000 (five hundred thousand) shares of Stock or (ii) 100,000 (one hundred thousand) shares of Restricted Stock, in each case subject to adjustment as set forth in Section 9.

         b. Shares of Stock with respect to the unexercised, undistributed or unearned portion of any terminated or forfeited Award shall be available for further Awards in addition to those shares of Stock available under Section 5(a). Additional rules for determining the number of shares of Stock granted under the Plan may be adopted by the Committee, as it deems necessary and appropriate.




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         c. The Stock that may be delivered  pursuant to an Award under the Plan may be treasury or authorized but unissued Stock, or Stock may be acquired, subsequently or in anticipation of the transaction, in the open market to satisfy the requirements of the Plan.

         Section 6: Award Provisions

         a. Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement. Each Award Agreement shall set forth the number of shares of Stock subject to the Award and such other terms and conditions applicable to the Award, as determined by the Committee, not inconsistent with the terms of the Plan. In the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern.

         b. Non-Assignability. No Award, or the right to purchase Stock thereunder, shall be assignable or transferable, except by will, by the laws of descent or distribution, or upon dissolution of marriage pursuant to a qualified domestic relations order, and during the lifetime of a Participant, an Award shall be exercised only by the Participant or by the Participant's guardian or legal representative; provided however, that the Committee may, on a case-by-case basis, authorize assignment or transfer of an Award on such conditions as the Committee shall determine.

         c.    Termination of Employment.

               (i) Awards will be exercisable by a Participant (or the Participant's permitted successor-in-interest) following the Participant's termination of employment with the Company or a Subsidiary only to the extent that installments thereof had become exercisable on or prior to the date of such termination, provided, however, that the Committee may, in its discretion, elect to accelerate the vesting of all or any portion of any Award that had not become exercisable on or prior to the date of such termination or to extend the vesting period beyond the date of such termination.

               (ii) Awards shall include a provision describing the treatment of an Award in the event of the Disability, death or other termination of a Participant's employment with the Company or a Subsidiary or leave of absence, including, but not limited to, terms relating to the vesting, time for exercise, forfeiture or cancellation of an Award in such circumstances. Participants who terminate employment due to Disability or death or who are on a leave of absence prior to the satisfaction of applicable conditions and restrictions associated with their Award(s) may be entitled to a prorated Award(s) as and to the extent determined by the Committee.

               (iii) For purposes of the Plan, (A) a transfer of an Employee from the Company to a Subsidiary or affiliate of the Company, whether or not incorporated, or visa versa, or from one Subsidiary or affiliate of the Company to another, and (B) a leave of absence, duly authorized in writing by the Company, shall not be deemed a termination of employment.

               (iv) Awards shall include a provision stating that in the event a Participant's employment is terminated for cause, anything else in the Plan or the Award Agreement to the




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contrary notwithstanding, all unexercised or unearned Awards granted to the
Participant shall immediately terminate and be forfeited.

               (v) The provisions of this subsection (c) may be modified to the extent deemed advisable by the Committee in Award Agreements pertaining to Non-Employees providing consulting, contracting or other services to the Company or a Subsidiary.

         d. Rights as a Shareowner. A Participant shall have no rights as a shareowner with respect to any Stock covered by an Award until the date the Participant becomes the holder of record thereof. Except as provided in Section 9, no adjustment shall be made for dividends or other rights, unless the Award Agreement specifically requires such adjustment.

         e. Withholding. Whenever the granting, vesting or exercise of any Award, or the delivery of any Stock upon exercise of an Award or transfer thereof, gives rise to any taxes required by law to be withheld, the Committee will have the right as a condition thereto to require the Participant to remit to the Company an amount sufficient to satisfy such tax withholding obligation. A Participant may satisfy the withholding obligation by paying the amount of any taxes in cash or, with the approval of the Committee, shares of Stock may be delivered to the Company or deducted from the payment or, in accordance with
Section 4(a)(ii), sold to satisfy the obligation in full or in part. If such tax withholding obligation is paid in shares of Stock, tax amounts shall be limited to the statutory minimum as required by law.

         f. Performance Conditions. The Committee may condition, or provide for the acceleration of the exercisability or vesting of any Award upon such prerequisites as it, in its sole discretion, deems appropriate, including, but not limited to, achievement of specific objectives, whether absolute or relative to a peer group or index designated by the Committee, with respect to one or more measures of the performance of the Company and/or one or more Subsidiaries, including, but not limited to, earnings per share, revenue, net income (whether before or after extraordinary items), net operating income, earnings before interest, taxes, depreciation and amortization (EBITDA), stock price and total shareowner return. Such performance objectives shall be determined in accordance with the Company's audited financial statements, to the extent applicable, and so that a third party having knowledge of the relevant facts could determine whether such performance objective is met.

         Section 7: Amendment and Termination

         The Board of Directors may at any time amend, suspend or discontinue the Plan, in whole or in part, and the Committee may at any time alter or amend any or all Awards and Award Agreements under the Plan to the extent permitted by law, except that, subject to the provisions of Section 9, no such alteration or amendment shall impair the rights of any holder of an Award without the holder's consent.




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         Section 8: Administration

         a. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among Employees and Non-Employees who receive, or who are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

         b. The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

         c. The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional fees.

         d. The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan. The Committee may delegate to the officers or employees of the Company and its Subsidiaries the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose.

         e. The Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside the U.S.

         f. Subject to the express provisions of the Plan, the Committee shall have the power to implement (including the power to delegate such implementation to appropriate officers of the Company), interpret and construe the Plan and Awards and Award Agreements or other documents defining the rights and obligations of the Company and Participants hereunder and thereunder, to determine all questions arising hereunder and thereunder, and to adopt and amend such rules and regulations for the administration hereof and thereof as it may deem desirable. The interpretation and construction by the Committee of any provisions of the Plan or of any Award or Award Agreement shall be conclusive and binding. Any action taken by, or inaction of, the Committee relating to the Plan or any Award or Award Agreement shall be within the discretion of the Committee and shall be conclusive and binding upon all persons. Subject only to compliance with the express provisions hereof, the Committee may act in its discretion in matters related to the Plan and any and all Awards and Award Agreements.

         Section 9: Adjustment Provisions

         a. In the event of any change in the outstanding shares of Stock by reason of a stock dividend or split, recapitalization, reclassification, merger or consolidation (whether or not the Company is a surviving corporation), reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors shall make or take such amendments to the Plan and outstanding Awards and Award Agreements and such adjustments and actions hereunder and thereunder as it deems appropriate, in its sole discretion, under the circumstances, and its determination in that respect




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shall be final and binding. Such amendments, adjustments and actions may include, but are not limited to, changes in the number of shares of Stock (or other securities) then remaining subject to the Plan, and the maximum number of shares that may be delivered to any single Participant pursuant to the Plan, including those that are then covered by outstanding Awards, so that upon such adjustment, the number of shares of Stock shall: (i) in the event of an increase in the number of outstanding shares, be proportionately increased and the price for each share then covered by an outstanding Award shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares, be proportionately reduced and the price for each share then covered by an outstanding Award shall be proportionately increased. No fractional interests will be issued under the Plan resulting from any adjustments.

         b. The Committee shall in its discretion make any further adjustments as it deems necessary to ensure equitable treatment of any holder of an Award as the result of any transaction affecting the securities subject to the Plan not described in subsection (a), or as is required or authorized under the terms of any applicable Award Agreement.

         c. The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors or the shareowners of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stock or other securities ahead of or affecting the Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

         Section 10: Miscellaneous

         a. Other Payments or Awards. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company or a Subsidiary from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

         b. Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is made available under the Plan, payments shall be made accordingly. Any such payment shall be a complete discharge of the liability hereunder.

         c. Unfunded Plan. The Plan shall be unfunded. No provision of the Plan or any Award or Award Agreement shall require the Company or a Subsidiary, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company or a Subsidiary maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company or a Subsidiary, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees or consultants, as applicable, under generally applicable law.




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         d.    Limits of Liability. Any liability of the Company or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement. Neither the Company or its Subsidiaries, nor any member of the Board of Directors or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

         e. Rights of Employees and Non-Employees. Status as an eligible Employee or Non-Employee shall not be construed as a commitment that any Award shall be made under the Plan to such eligible Employee or Non-Employee or to eligible Employees or Non-Employees generally. Nothing contained in the Plan or in any Award Agreement shall confer upon any Employee or Non-Employee any right to continue in the employ or other service of or, in the case of prospective employees, contractors or consultants, become employed by or render service to the Company or a Subsidiary or constitute any contract or limit in any way the right of the Company or a Subsidiary to change such person's compensation or other benefits or, in the case of prospective employees, contractors or consultants, prospective compensation or benefits or to terminate the employment or other service or, in the case of prospective employees, contractors or consultants, withdraw an offer of employment or offer to retain such person with or without cause.

         f. Section Headings. The section headings contained herein are for the purpose of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, shall control.

         g. Gender, Etc. In interpreting the Plan, the masculine gender shall include the feminine, the neuter gender shall include the masculine or feminine, and the singular shall include the plural unless the context clearly indicates otherwise.

         h. Invalidity. If any term or provision contained herein or in any Award Agreement shall to any extent be invalid or unenforceable, such term or provision, to the extent practicable, will be reformed so that it is valid and as consistent as possible with the original provisions hereof, and such invalidity or unenforceability shall not affect any other provision or part thereof.

         i. Applicable Law. The Plan, the Award Agreements and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.

         j. Compliance with Laws. Notwithstanding anything contained herein or in any Award Agreement to the contrary, the Company shall not be required to sell or deliver shares of Stock or other securities hereunder or thereunder if the sale or delivery thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or interdealer quotation system, and as a condition of any sale or delivery the Company may require such agreements or undertakings, if any, as the Company may deem necessary or advisable in its discretion to assure compliance with any such law or regulation.




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         k.    Effective Date and Term. The Plan was adopted by the Board of
Directors of the Company and became effective as of November 5, 1999. The Plan shall remain in effect until all Awards granted under the Plan have been exercised or terminated under the terms of the Plan and applicable Award Agreements, provided that Awards under the Plan may only be granted within ten
(10) years from the effective date of the Plan.

         l. Broadly Based Plan; Awards for Compensation Purposes Only. The Plan is intended to constitute (i) a "broadly based plan" within the meaning of Rule 4460(i)(1)(A) of the NASD Marketplace Rules and (ii) an "employee benefit plan" as defined in Rule 405 promulgated under the Securities Act of 1933, as amended, and the Plan shall be administered accordingly. The Plan is not intended to constitute an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.